Term Sheet No. 1697BA/A† To product supplement BA dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated January 29, 2013; Rule 433
Structured Investments	Deutsche Bank $ Leveraged Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar due February 14*, 2014
General
•
The notes are designed for investors who seek a leveraged return at maturity of the potential positive performance of an equally weighted basket of currencies (the “Basket”) consisting of the Mexican peso, the Polish zloty, the Indonesian rupiah and the Korean won (each a “Basket Currency”) relative to the U.S. dollar (the “Reference Currency”). If the Basket Return is positive (meaning that the Basket Currencies, as a whole, strengthen relative to the U.S. dollar), investors will receive the Basket Return multiplied by 180.50%. If the Basket Return is zero or negative (meaning the Basket Currencies, as a whole, remain unchanged or weaken relative to the U.S. dollar) by not more than 10.00%, investors will lose 1.00% of their initial investment for every 1.00% the Basket Return is negative. However, if the Basket Return is negative by more than 10.00%, investors will receive a return of 90.00% of their initial investment. Investors should be willing to lose up to 10.00% of their initial investment if the Basket Return is negative. The notes do not pay any interest. Any Payment at Maturity of the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing February 14*, 2014††.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Principal Amount”) and integral multiples thereof.
•	The notes are expected to price on or about February 1*, 2013 (the “Trade Date”) and are expected to settle on or about February 6*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Principal Amount
Basket:
The notes are linked to an equally weighted basket consisting of the Mexican peso, the Polish zloty, the Indonesian rupiah and the Korean won (each a “Basket Currency,” and together the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”).

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate†	Basket Currency Weighting
Mexican peso (“MXN”)	USD	Reuters page: WMRSPOT05	4:00 p.m. London		1/4
Polish zloty (“PLN”)	USD	Reuters page: WMRSPOT05	4:00 p.m. London		1/4
Indonesian rupiah (“IDR”)	USD	IDR ABS at Reuters Page ABSIRFIX01	11:30 a.m. Singapore time		1/4
Korean won (“KRW”)	USD	Reuters Screen “KFTC18 Page”	3:30 p.m. Seoul time		1/4
†The Initial Spot Rate for each Basket Currency will be determined on the Trade Date.
Reference Currency:	U.S. dollar (“USD”)
Upside Leverage Factor:	At least 180.50%. The actual Upside Leverage Factor will be determined on the Trade Date and will not be less than 180.50%.
Payment at Maturity:
At maturity, you will receive a cash payment for each $1,000 Principal Amount of notes calculated as follows:
If the Basket Return is positive:
$1,000 + [$1,000 x (Upside Leverage Factor x Basket Return)]
If the Basket Return is zero or negative by not more than 10.00%:
$1,000 + ($1,000 x Basket Return)
If the Basket Return is negative by more than 10.00%:
$900.00
Any Payment at Maturity is subject to the credit of the Issuer.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
(Key Terms continued on next page)
†This amended and restated term sheet amends and restates term sheet No. 1697BA in its entirety. We refer to this amended and restated term sheet as “term sheet.”
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
January 29, 2013

(Key Terms continued from previous page)
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Final Basket Level will be calculated as follows: 100 x [1 + (MXN Performance x 1/4) + (PLN Performance x 1/4) + (IDR Performance x 1/4) + (KRW Performance x 1/4)]
The MXN Performance, PLN Performance, IDR Performance and KRW Performance will each equal the Currency Performance of the respective Basket Currency against the U.S. dollar, expressed as a percentage.
Currency Performance:	For each Basket Currency, the Currency Performance (expressed as a percentage) will be calculated as follows:
Initial Spot Rate – Final Spot Rate
Initial Spot Rate

Because the Currency Performance is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum positive Currency Performance for each Basket Currency, and as a result the maximum positive Basket Return, will equal 100%, but there is no comparable limit on the negative Currency Performance or the Basket Return.

Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rates:
The Spot Rate for the Mexican peso on each date of calculation will be the U.S. dollar/Mexican peso spot rate at 4:00 p.m. London time, expressed as the amount of Mexican pesos per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT05” or any successor page, on such date of calculation.

The Spot Rate for the Polish zloty on each date of calculation will be the U.S. dollar/Polish zloty spot rate at 4:00 p.m. London time, expressed as the amount of Polish zlotys per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT05” or any successor page, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation will be the U.S. dollar/Indonesian rupiah spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Korean won on each date of calculation will be the U.S. dollar/Korean won market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, as reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen “KFTC18 Page” to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on such date of calculation or as soon thereafter as practicable.

For each Basket Currency, a higher Spot Rate indicates a weakening of such Basket Currency against the U.S. dollar, while a lower Spot Rate indicates a strengthening of such Basket Currency against the U.S. dollar.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Final Valuation Date may be postponed and the Spot Rate for such Basket Currency may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described under “Description of the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Trade Date:	February 1*, 2013
Settlement Date:	February 6*, 2013
Final Valuation Date††:	February 7*, 2014
Maturity Date††:	February 14*, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152RBN2/ US25152RBN26
*   Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes remains the same.
†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement BA dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BA dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005084/crt-dp33027_424b.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Is the Payment on the Notes, Assuming a Range of Hypothetical Performances for the Spot Rate?

The following table and graph illustrate the hypothetical return at maturity on the notes.  The hypothetical returns set forth below assume an Initial Basket Level of 100.00 and an Upside Leverage Factor of 180.50%.  The actual Initial Basket Level and Upside Leverage Factor will be set on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only. You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Return on Notes
150.00	50.00%	$1,902.50	90.25%
140.00	40.00%	$1,722.00	72.20%
130.00	30.00%	$1,541.50	54.15%
125.00	25.00%	$1,451.25	45.13%
120.00	20.00%	$1,361.00	36.10%
115.00	15.00%	$1,270.75	27.08%
110.00	10.00%	$1,180.50	18.05%
105.00	5.00%	$1,090.25	9.03%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$975.00	-2.50%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$900.00	-10.00%
40.00	-60.00%	$900.00	-10.00%
30.00	-70.00%	$900.00	-10.00%
20.00	-80.00%	$900.00	-10.00%
10.00	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

Leveraged Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns on the notes set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level (the Basket Currencies, as a whole, strengthen relative to the U.S. dollar), resulting in a Basket Return of 20.00%. Because the Basket Return of 20.00% is positive, the Payment at Maturity is equal to $1,361.00 per $1,000 Principal Amount of notes, representing a return on the notes of 36.10%, calculated as follows:
$1,000 + [$1,000 x (Upside Leverage Factor x Basket Return)]
$1,000 +[$1,000 x (180.50% x 20.00%)] = $1,361.00

Example 2: The Final Basket Level is equal to the Initial Basket Level (the Basket Currencies, as a whole, remain unchanged relative to the U.S. dollar), resulting in a Basket Return of 0.00%. Because the Basket Return is zero, the Payment at Maturity is equal to $1,000.00 per $1,000 Principal Amount of notes, representing a return on the notes of 0.00%, calculated as follows:
$1,000 + ($1,000 x Basket Return)
$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 3: The Final Basket Level is less than the Initial Basket Level (the Basket Currencies, as a whole, weaken relative to the U.S. dollar), resulting in a Basket Return of -2.50%. Because the Basket Return of -2.50% is negative by not more than 10.00%, the Payment at Maturity is equal to $975.00 per $1,000 Principal Amount of notes, representing a return on the notes of -2.50%, calculated as follows:
$1,000 + ($1,000 x Basket Return)
$1,000 + ($1,000 x -2.50%) = $975.00

Example 4: The Final Basket Level is less than the Initial Basket Level (the Basket Currencies, as a whole, weaken relative to the U.S. dollar), resulting in a Basket Return of -20.00%. Because the Basket Return of -20.00% is negative by more than 10.00%, the Payment at Maturity is equal to $900.00 per $1,000 Principal Amount of notes, representing a return on the notes of -10.00%.

Selected Purchase Considerations

•
PARTIAL PRESERVATION OF CAPITAL AT MATURITY — You will be entitled to receive at least 90.00% of your initial investment if you hold the notes to maturity, regardless of the performance of the Basket. You should be willing to lose up to 10.00% of your initial investment if the Basket Return is negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to the credit of the Issuer.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the notes is linked to the performance of a basket of four equally weighted currencies —the Mexican peso, the Polish zloty, the Indonesian rupiah and the Korean won — which we refer to collectively as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency, and enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. dollar (as measured by the Basket Return and the Currency Performances) during the term of the notes. Accordingly, the level of the Basket will increase as the Basket Currencies, as a whole, appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies, as a whole, depreciate relative to the U.S. dollar.

•
TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments” the denomination currency of which is the U.S. dollar. Under this treatment, regardless of your method of accounting, (i) you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity, and (ii) any income recognized upon a taxable disposition of the notes (including payment at maturity) will be treated as interest income for U.S. federal income tax purposes.

We will either specify the comparable yield and the projected payment schedule in the final pricing supplement or indicate how you may contact us to obtain this information. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on a note.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Currenies. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
THE NOTES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY — Your return on the notes will depend on whether and the extent to which the Final Basket Level is greater than the Initial Basket Level. If the Final Basket Level is less than the Initial Index Level, then the amount you will receive at maturity will be less than the Principal Amount, and you will lose 1% of your initial investment for every 1% that the Final Basket Level is less than the Initial Basket Level, up to a maximum loss of 10%. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

•
THE RETURN ON THE NOTES MAY BE NEGATIVE AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — If the Final Basket Level is less than the Initial Basket Level, you will lose some of your initial investment. Even if the Basket Return is positive, the return on the notes at maturity may not be sufficient to compensate you for any opportunity cost, taking into account factors relating to the time value of money over the term of the notes.

•	THE NOTES DO NOT PAY INTEREST — Unlike ordinary debt securities, the notes do not pay interest.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive the Payment at Maturity owed to you under the terms of the notes.

•
BECAUSE OF THE FORMULAS USED FOR CALCULATING THE CURRENCY PERFORMANCE, THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE — Because the Currency Performance of each Basket Currency is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum Currency Performance will equal 100%. In addition, because the Currency Performance is calculated in this manner, there is no comparable limit on the negative Currency Performance of a Basket Currency. Consequently, even if a majority of the Basket Currencies were to appreciate relative to the Reference Currency, that positive performance could be offset by severe depreciation of one or more of the other Basket Currencies relative to the Reference Currency. For example, if the Currency Performances of three Basket Currencies are each 20%, and the Currency Performance of the fourth Basket Currency is -190%, the Basket Return will equal -32.50%, and investors will receive only 90% of their initial investment in the notes at maturity.

•
GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF THE OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four currencies with equal weightings. The Basket Return will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Return formula set forth herein. Therefore, a positive Currency Performance of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of the other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero.

•
THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes may not be reflected in the calculation of the Payment at Maturity.  The Basket Return will be calculated only on the Final Valuation Date, and will be based on the Final Spot Rates of the Basket Currencies. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower payment in respect of the notes than you would have received if you had made a direct, uncapped investment in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances of each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Holders of the notes will be exposed to currency exchange rate risk with respect to the Basket Currencies and the Reference Currency. The Basket Return will depend on the extent to which the Basket Currencies, as a whole, strengthen or weaken against the Reference Currency. Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in each Basket Currencies’ country and economic and political developments in the Reference Currency’s country. Additionally, the volatility of the currency exchange rates between the Basket Currencies and the Reference Currency could affect the value of the notes.

Of particular importance to currency exchange rate risk are:

•  existing and expected rates of inflation;

•  existing and expected interest rate levels;

•  political, civil or military unrest;

•  the balance of payments between countries represented in the Basket and the United States; and

•  the extent of governmental surpluses or deficits in the countries represented in the Basket and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the United States, the countries represented in the Basket and other countries important to international trade and finance.

•
CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rates of the Basket Currencies and, therefore, the value of your notes in varying ways.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS RISK – The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the notes and the return on the notes.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of and return on the notes.

•
THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the Reference Currency.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Basket Currencies relative to the Reference Currency and the value of the notes.

•
IF THE LIQUIDITY OF ONE OR MORE OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity of one or more of the Basket Currencies on the Final Valuation Date would likely have an adverse effect on the Final Spot Rates of such Basket Currencies, and therefore, adversely affect the return on your notes. Limited liquidity relating to the Basket Currencies may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performances of such Basket Currencies using its normal means. The resulting discretion by the calculation agent in determining the Currency Performances of such Basket Currencies could, in turn, result in potential conflicts of interest.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

•
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES RELATIVE TO THE REFERENCE CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES RELATIVE TO THE REFERENCE CURRENCY DURING THE TERM OF THE NOTES – It is impossible to predict whether the Spot Rates for any of the Basket Currencies will rise or fall.  The actual performance of the Basket Currencies relative to the Reference Currency over the term of the notes may bear little relation to the historical exchange rates of the Basket Currencies relative to the Reference Currency and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet.

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MARKET DISRUPTIONS AND GOVERNMENT ACTIONS, INCLUDING THOSE SPECIFICALLY AFFECTING DEUTSCHE BANK AG, MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that a Market Disruption Event (as defined in the accompanying product supplement) has occurred, which may include without limitation: a general inconvertibility event that generally makes it impossible to convert one or more of the Basket Currencies into the Reference Currency through customary legal channels; a general non-transferability event that generally makes it impossible (a) to deliver the Reference Currency from accounts inside one or more of the Basket Currencies’ home countries to accounts outside such Basket Currencies’ home countries, or (b) to deliver one or more of the Basket Currencies between accounts inside such Basket Currencies’ home countries or to a party that is a non-resident of such Basket Currencies’ home countries; a default or other similar event with respect to any security or indebtedness of, or guaranteed by, any governmental authority of one or more of the Basket Currencies’ home countries; any change in the laws or regulations, or official interpretations of such, in one or more of the Basket Currencies’ home countries; any nationalization or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in one or more of the Basket Currencies’ home countries; or the inability by Deutsche Bank AG or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any hedge position relating to the notes.

Upon the occurrence of one of these events, or another event that is included as a Market Disruption Event, it is possible that the Final Valuation Date and the Maturity Date will be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Spot Rates of the affected Basket Currencies as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and such Spot Rates may differ substantially from the published exchange rates of such Basket Currencies in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return. The amount you receive at maturity may be less than your initial investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Principal Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade or sell your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – While we expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies relative to the Reference Currency;

•	the time remaining to the maturity of the notes;

•	interest rates and yields in the market generally and in the markets of the Basket Currencies and the Reference Currency;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies, the Reference Currency or the markets generally;

•	suspension or disruption of market trading of any of the Basket Currencies or the Reference Currency;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options or exchange traded instruments. Such trading and hedging activities may affect the Spot Rates and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Currencies on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Basket Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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POTENTIAL CONFLICTS OF INTEREST – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, the Final Spot Rates of the Basket Currencies and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent also maintains some discretion as to how the calculations are made, in particular if any of the Spot Rates are not available on the Final Valuation Date. The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date and during the term of the notes (including on the Final Valuation Date) could adversely affect the amount you may receive on the notes at maturity.

Historical Information

The following tables and graphs show the historical exchange rates for the Basket Currencies against the U.S. dollar. In each case, the tables use daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graphs use daily exchange rates that are based on Bloomberg end-of-day quotations. The following tables show the historical high, low and period-end exchange rates for each Basket Currency for the period from January 2, 2003 through January 28, 2013. The numbers appearing in the tables may have been rounded for ease of analysis. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 28, 2003 through January 28, 2013.

The historical data set forth below are for illustrative purposes only and are not indicative of the future values of the Spot Rates as set forth above, future performance of the Basket Currencies or the Basket Return. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following tables or graphs during any period set forth below is not an indication that the Spot Rates or the level of the Basket is more or less likely to increase or decrease at any time during the term of the notes. As set forth in the following tables, for each Basket Currency, a higher exchange rate indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar.

The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Mexican Peso
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through January 28, 2013
(expressed as units of Mexican pesos per one U.S. dollar)

Mexican Peso	High	Low	Period End
2003	11.4578	10.0845	11.2285
2004	11.7075	10.7760	11.1470
2005	11.4360	10.3984	10.6350
2006	11.5195	10.4236	10.8033
2007	11.3285	10.6417	10.8988
2008	14.3017	9.8572	13.6733
2009	15.5892	12.4870	13.0914
2010	13.3849	12.1305	12.3401
2011	14.3086	11.4800	13.9357
2012	14.5997	12.5500	12.8533
2013 (through January 28, 2013)	12.9146	12.5556	12.7647

Past performance is not indicative of future performance.

Polish zloty
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through January 28, 2013
(expressed as units of Polish zlotys per one U.S. dollar)

Polish zloty	High	Low	Period End
2003	4.1457	3.5997	3.7330
2004	4.0710	2.9704	3.0111
2005	3.4564	2.9034	3.2450
2006	3.3123	2.8542	2.9037
2007	3.0557	2.4192	2.4594
2008	3.1565	2.0190	2.9696
2009	3.9152	2.6999	2.8629
2010	3.5293	2.7274	2.9623
2011	3.5317	2.6320	3.4454
2012	3.6028	3.0493	3.0936
2013 (through January 28, 2013)	3.1743	3.0533	3.1228

Past performance is not indicative of future performance.

Indonesian rupiah
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through January 28, 2013
(expressed as units of Indonesian rupiahs per one U.S. dollar)

Indonesian rupiah	High	Low	Period End
2003	10,550.00	8,427.00	8,950.00
2004	9,160.00	8,095.00	8,420.00
2005	9,595.00	8,299.00	9,270.00
2006	10,875.00	9,115.00	9,830.00
2007	9,846.00	8,694.00	8,995.00
2008	9,482.00	8,650.00	9,393.00
2009	13,000.00	9,045.00	11,120.00
2010	12,160.00	9,280.00	9,404.00
2011	9,440.00	8,881.00	8,996.00
2012	9,367.00	8,458.00	9,069.00
2013 (through January 28, 2013)	9,815.00	8,875.00	9,793.00

Past performance is not indicative of future performance.

Korean won
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through January 28, 2013
(expressed as units of Korean won per one U.S. dollar)

Korean won	High	Low	Period End
2003	1,335.20	1,157.50	1,185.70
2004	1,263.50	1,144.85	1,192.10
2005	1,198.00	1,034.95	1,035.10
2006	1,062.30	989.23	1,010.00
2007	1,010.50	912.90	929.70
2008	953.55	899.69	935.37
2009	1,524.58	931.90	1,259.55
2010	1,597.45	1,149.40	1,164.00
2011	1,277.85	1,102.85	1,126.00
2012	1,208.25	1,048.30	1,152.45
2013 (through January 28, 2013)	1,185.53	1,064.40	1,064.40

Past performance is not indicative of future performance.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket on the trading days from January 28, 2003 through January 28, 2013. The Basket closing level on any of these trading days is calculated as if such day were the Final Valuation Date, assuming January 28, 2003 was the Trade Date. The following graph assumes the Basket closing level on January 28, 2012 was 100 and the Basket Currency Weightings were as specified on the cover page of this term sheet.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Principal Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.